Exhibit 1.2

SUPPORT AGREEMENT

THIS AGREEMENT is dated as of August 8, 2012.

BETWEEN:

THE PERSON SET FORTH ON THE SIGNATURE PAGE OF THIS AGREEMENT AS SHAREHOLDER

(the “Shareholder”)

AND

National Oilwell Varco, Inc., a corporation existing under the laws of the State of Delaware

(“Acquiror”)

WHEREAS, Robbins & Myers, Inc. (the “Company”), Acquiror, and Raven Process Corp. (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated the date hereof providing for the merger of Merger Sub with and into the Company (the “Merger”) under the Ohio General Corporation Law (the “OGCL”) as set out therein (except as specifically provided herein, defined terms shall have the meaning specified in the Merger Agreement);

AND WHEREAS, the Company is required to obtain the Company Shareholder Approval;

AND WHEREAS, the entering into of the Merger Agreement by the Acquiror is subject to, among other things, the execution and delivery of this Agreement;

AND WHEREAS, as of the date hereof, the Shareholder is, directly or indirectly, the beneficial owner of or exercises control or direction over the number of Shares (the “Subject Shares”) set forth on the signature page of this Agreement;

AND WHEREAS, Acquiror has requested that the Shareholder enter into this Agreement with respect to the Subject Shares;

AND WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to support the Merger and to vote the Subject Shares in favor of the Merger;

NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Representations of the Shareholder. The Shareholder hereby represents and warrants to the Acquiror and acknowledges that the Acquiror is relying upon such representations and warranties in entering into this Agreement and the Merger Agreement, that, as of the date hereof:

(a)	it is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of or exercises control or direction over the Subject Shares as set forth on the signature page of this Agreement and does not beneficially own, directly or indirectly, or exercise control or direction over, any other Shares or other securities of the Company;

(b)	the Subject Shares are not subject to any voting agreement (other than this Agreement); and

(c)	it has full power and authority to make, enter into, and carry out the terms of this Agreement.

2.	Covenants of Shareholder. From the date hereof until this Agreement is terminated in accordance with its terms, the Shareholder hereby agrees that, except for all such actions which are otherwise permitted hereunder, it shall:

(a)	at any meeting of the holders of Shares, however called, for the purpose of approving the Merger (the “Meeting”), vote (or cause to be voted) all voting rights attached to the Subject Shares entitled to be voted at the Meeting:

(i)	in favor of the Merger;

(ii)	in favor of any action required to complete the Merger or required in furtherance of the actions contemplated thereby; and

(iii)	against any proposed action by the Company or any other party the result of which would be reasonably expected to impede, interfere with, or delay the completion of the Merger;

(b)	exchange all of its Subject Shares for the consideration available to the Shareholder pursuant to the Merger, and deposit with the Paying Agent in connection with the Merger, a certificate or certificates representing the Subject Shares (together with a duly completed and executed letter of transmittal) in accordance with the terms of the Merger and such letter of transmittal, and shall not revoke such deposit;

(c)	not exercise any securityholder rights or remedies available to the Shareholder, whether arising under statute, at common law, or otherwise, to impede, frustrate, nullify, prevent, hinder, delay, upset, or challenge the Merger;

(d)	not, directly or indirectly, knowingly take any action of any kind which would reasonably be expected to reduce the likelihood of, or interfere with, the completion of the Merger, including, without limitation, not, directly or indirectly, supporting or voting in favor of any Acquisition Proposal or Superior Proposal or tendering any of the Subject Shares under any Acquisition Proposal or Superior Proposal;

(e)	not exercise any dissent or appraisal rights or any similar rights available to the Shareholder in respect of the Merger;

(f)	other than in connection with the performance of its obligations hereunder, not sell, assign, exchange, transfer, convey, encumber, hypothecate, pledge, grant a security interest in, option or otherwise convey or dispose of (including by gift) (collectively, “Transfer”) any Subject Shares or any right or interest therein (legal or equitable and whether direct or indirect), or enter into any agreement, contract, commitment, option, or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of any of its Subject Shares to any Person, or enter into any voting arrangement, whether by granting any proxy or other right to vote its Subject Shares, voting agreement, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of shareholders, or give consents or approvals of any kind as to its Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; and

(g)	not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to its Subject Shares pursuant to this Agreement, including, but not limited to, the sale of any direct or indirect holding company of the Shareholder or the granting of a proxy on the Subject Shares of any direct or indirect holding company of the Shareholder which would have, indirectly, the effect prohibited by this Section 2.

3.	Control over Corporation or Trust. If any of the Subject Shares are held through a corporation or trust over which the Shareholder has control, within the meaning of the Securities Act (either alone or in conjunction with any other person), the Shareholder shall act, vote, and exercise its power and authority to ensure that this Agreement is complied with by such corporation or trust.

4.	Covenants, Representations and Warranties of Acquiror. Acquiror represents and warrants that it is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement enforceable by the Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and the availability of equitable remedies. Acquiror further represents and warrants that the execution and delivery of this Agreement and the fulfilment of the terms hereof by Acquiror does not and will not result in a breach of any agreement or instrument to which it is a party or by which it is contractually bound. Acquiror covenants to comply, and to cause Merger Sub to comply, with the terms of the Merger Agreement.

5.	Termination. Unless otherwise provided for herein, this Agreement and the parties’ rights and obligations hereunder shall terminate and be of no further force or effect, and there shall be no obligation or further liability on the part of the Shareholder or the Acquiror hereunder, upon the earlier of: (i) the mutual written consent of the Acquiror and the Shareholder; (ii) without any further action by the Shareholder or the Acquiror, the Effective Time (as defined in the Merger Agreement); (iii) the time at which the Merger Agreement is terminated in accordance with its terms; (iv) the time at which the Board of Directors of the Company makes a Change of Recommendation in conformity with the provisions of Section 5.4(e) of the Merger Agreement; or (v) the time at which the Merger Agreement is amended to (A) decrease the Merger Consideration (as defined in the Merger Agreement) from that set forth in the Merger Agreement at the date hereof, or (B) change the form of the Merger Consideration from that set forth in the Merger Agreement at the date hereof; provided, however, that no such termination of this Support Agreement shall relieve any party hereto from any liability for any breach of this Support Agreement prior to such termination.

6.	Impact on Fiduciary Obligations. Nothing contained in this Agreement shall be construed to restrict any affiliate of the Shareholder (within the meaning of the Securities Act) from taking any action or refraining from taking any action in his or her capacity as a director or officer of the Company, and no such action taken by any such person shall be deemed to be a breach or violation by the Shareholder of its obligations under this Agreement.

7.	Specific Performance. The Shareholder acknowledges that it may not be possible to measure in money the damage to Acquiror if the Shareholder fails to comply with any of its obligations under this Agreement, that every such obligation may be material and that, in the event of any such failure, Acquiror may not have an adequate remedy at law or in damages, and accordingly, the Shareholder agrees that the issuance of an injunction or other equitable remedy may be the appropriate remedy for any such failure.

8.	Successors and Assigns. This Agreement and all obligations of the Shareholder hereunder shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

9.	Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

10.	Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered mail to the party to receive same at the undernoted address, namely:

if to the Shareholder at the address set forth on the signature page of this Agreement; and

if to Acquiror:

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Attn: General Counsel

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

11.	Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

12.	Severability. Each of the covenants, provisions, sections, subsections, and other subdivisions hereof is severable from every other covenant, provision, section, subsection, and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections, and other subdivisions hereof shall not affect the validity or enforceability of the remaining covenants, provisions, sections, subsections, or subdivisions hereof.

13.	Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

(b)	This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived there from.

(d)	References to “he” and “they” shall be interpreted to include “her”, “it” and other gender variations thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

M.H.M. & Co., Ltd. By: Maynard H. Murch Co., Inc., Managing Partner

/s/ Creighton B. Murch			/s/ Maynard H. Murch V
Creighton B. Murch, President (Signature of Shareholder)			(Signature of Witness)

(Print Name of Shareholder)

5,176,042	Shares		Address of Shareholder:

830 Hanna Building

Cleveland, Ohio 44115

National Oilwell Varco, Inc.

		By:	/s/ Dwight W. Rettig
Dwight W. Rettig Senior Vice President & General Counsel

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